PRESS RELEASE

FOR IMMEDIATE RELEASE                                                   Contact:
October 23, 2003                                                  Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                   (309)743-7745

                               QCR Holdings, Inc.

             Announces Earnings Results For the Third Quarter Ended
                     September 30, 2003 and a Cash Dividend


QCR Holdings, Inc. (NASDAQ SmallCap/QCRH) today announced earnings for the third quarter ended September 30, 2003 of $1.8 million, or basic earnings per share of $0.65 and diluted earnings per share of $0.63. For the same quarter one year ago, the Company reported earnings of $1.2 million, or basic earnings per share of $0.42 and diluted earnings per share of $0.41.

Earnings for the nine months ended September 30, 2003 were $4.4 million, or basic earnings per share of $1.57 and diluted earnings per share of $1.53. For the same nine months in 2002, the Company had earnings of $2.8 million, or basic earnings per share of $1.01 and diluted earnings per share of $0.99.

In addition, the Company's board of directors has declared a cash dividend of $0.06 per share payable on January 5, 2004, to stockholders of record on December 15, 2003.

"We are very pleased with earnings for the third quarter, which improved by $649 thousand, or 56%, from the same quarter one year ago. Results for the nine-month period demonstrated similar improvements, as net income increased by $1.6 million, or 57%, over the nine-month period ended September 30, 2002," noted Doug Hultquist, President and Chief Executive Officer. He continued, "Significant increases in net interest income and gains on the sale of residential real estate loans have fueled these improved earnings. As we look to 2004, it appears we will be presented with several earnings challenges as a result of the expected decrease in gains on residential real estate loans and the reduced volumes at Quad City Bancard. In addition, we will be making some large investments in technology and facilities at our subsidiary banks."

Michael Bauer, Chairman of the Company and President and Chief Executive Officer at Quad City Bank & Trust added, "The Company continues to experience solid growth, and for calendar 2003 year-to-date total assets have increased at an annualized rate of 17%. We recently announced plans for a fifth Quad City Bank & Trust banking facility, to be located in west Davenport. This facility will likely be completed in mid to late 2004 and will aid in our efforts to continue expanding our market share in the Quad Cities. In addition, Quad City Bank & Trust has acquired the northern segment of its Brady Street facility in Davenport, which had previously been owned by the developer of the property. Currently, renovations are under way to develop this additional space for occupation by some of the Company's operational and administrative functions. Completion of this project is expected late in 2003."

"While nine-month earnings results were impacted by a significant provision for loan losses at Quad City Bank & Trust in the first quarter, basic earnings per share of $1.57 still represent a 57% improvement over the $1.01 reported for the same period in 2002," noted Todd Gipple, Executive Vice President and Chief Financial Officer. He added, "Strong asset growth resulted in a significant increase in net interest income of $2.6 million for the nine-month period compared to a year ago. This growth offset a compressed net interest margin percentage created by the prolonged low rate environment. Increased gains on the sale of residential real estate loans were another significant contributor to the improved earnings, as these gains increased by $1.9 million for the nine-month period." He continued, "We are also very pleased with Cedar Rapids Bank & Trust's outstanding progress as the bank has been profitable for each of the last six months."

"Cedar Rapids Bank & Trust continues to be a significant contributor to the Company's growth in assets, loans, and deposits since opening in September of 2001. We have continued to experience rapid growth, as we reached total assets of $142.3 million, net loans of $102.2 million, and deposits of $101.0 million as of September 30, 2003. We have also achieved profitability on a monthly basis as the bank had after-tax net income of $147 thousand for the nine months ended September 30, 2003, as compared to after-tax losses of $649 thousand for the same period in 2002," noted Cedar Rapids Bank & Trust President and Chief Executive Officer, Larry Helling. He added, "The market's positive reaction to our strategy of providing personalized banking relationships with the highest levels of service has continued to provide us with new commercial and retail banking relationships."

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


The Company's total assets increased 13% to $683.5 million at September 30, 2003 from $604.6 million at December 31, 2002. During the same period, net loans increased by $44.7 million or 10% to $487.6 million from $442.9 million at December 31, 2002. Non-performing assets increased to $7.1 million at September 30, 2003 from $5.0 million at December 31, 2002. Total deposits increased 14% to $497.6 million at September 30, 2003 from $434.7 million at December 31, 2002. Stockholders' equity rose to $40.7 million at September 30, 2003 as compared to $36.6 million at December 31, 2002.

"Nonaccrual loans at September 30, 2003 were $5.6 million, of which $3.6 million, or 64%, resulted from four large commercial lending relationships at Quad City Bank & Trust," explained Chief Financial Officer Gipple. He added, "Accruing loans past due 90 days or more were $1.3 million at September 30, 2003, of which $1.0 million, or 82%, were the result of another six lending relationships at Quad City Bank & Trust." He further added, "The bank is working closely with all of these customers. Of the six customers 90 days past due at quarter-end, two of them, representing $206 thousand in loan balances, are now current with their payments. Like many other financial institutions, some of our customers are experiencing difficulty in the lagging economy, which has led management to increase the allowance for estimated loan losses. Given the continued soft economy, management is closely monitoring the Company's loan portfolio and the level of our allowance for loan losses."

In October of 2002, the Company announced the sale of our Independent Sales Organization portion of our merchant credit card operations to iPayment, Inc. As part of the sales agreement, our subsidiary, Quad City Bancard, Inc., had continued through late September 2003 to process the ISO volumes for iPayment for a fixed monthly fee rather than a percentage of the volume. As a result, the Company's merchant credit card fees, net of processing costs, for the nine months ended September 30, 2003 remained significant at $1.8 million, which was equal to the comparable period in 2002. The ISO processing for iPayment was transferred to another provider on September 24, 2003. As a result of this transfer, the Company anticipates that going forward, quarterly merchant credit card fees, net of processing costs, will likely be in a range of $225 thousand to $275 thousand from the Company's local merchant, cardholder, and agent bank portfolios. In the future, Quad City Bancard's quarterly after tax net income will likely be approximately break even to $30 thousand initially, due to the iPayment processing having moved to another provider, as compared to after tax net income of $741 thousand for the first nine months of 2003.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City and Cedar Rapids communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, and Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

Special Note Concerning Forward-Looking Statements. This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate,"
"may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

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

                                                              As of
                                     -------------------------------------------------------
                                     September 30,   June 30,    December 31,  September 30,
                                         2003          2003          2002          2002
                                     -------------------------------------------------------
(dollars in thousands,
except share data)
SELECTED BALANCE SHEET DATA

Total assets ......................   $  683,500    $  664,943    $  604,600    $  568,839
Securities ........................      104,205        94,034        81,654        80,162
Total loans .......................      496,387       489,753       449,736       430,223
Allowance for estimated loan losses        8,795         7,908         6,879         6,482
Total deposits ....................      497,586       483,051       434,748       405,436
Total stockholders' equity ........       40,699        39,543        36,586        34,476
Common shares outstanding .........    2,789,385     2,779,206     2,762,915     2,749,672
Book value per common share .......        14.59         14.23         13.24         12.54
Full time equivalent employees ....          207           203           195           194
Tier 1 leverage capital ratio .....         7.44%         7.63%         7.79%         7.94%


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

                                         September 30,  June 30,   December 31,   September 30,
                                             2003         2003         2002            2002
                                        -------------------------------------------------------
(dollars in thousands)
ANALYSIS OF LOAN DATA

Nonaccrual loans ......................   $  5,613      $  5,198     $  4,608      $  4,216
Accruing loans past due 90 days or more      1,250           551          431           544
Other real estate owned ...............        209           209           --            --
Total nonperforming assets ............      7,072         5,958        5,039         4,760
                                          -------------------------------------------------
Net charge-offs (calendar year-to-date)   $    711      $    659     $  1,469      $    319
                                          =================================================

Loan mix:
  Commercial ..........................   $401,791      $391,089     $350,331      $325,030
  Real estate .........................     45,892        52,389       54,713        60,414
  Installment and other consumer ......     48,704        46,275       44,692        44,779
Total loans ...........................    496,387       489,753      449,736       430,223

ANALYSIS OF DEPOSIT DATA
Deposit mix:
  Noninterest-bearing .................   $117,313      $ 99,124     $ 89,676      $ 73,659
  Interest-bearing ....................    380,273       373,927      345,072       331,777
Total deposits ........................    497,586       473,051      434,748       405,436

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

                                                        For the Quarter Ended         For the Nine Months Ended
                                             --------------------------------------------------------------------
                                             September 30,  June 30,  September 30,  September 30,  September 30,
                                                 2003         2003       2002             2003          2002
                                             --------------------------------------------------------------------
(dollars in thousands,
except per share data)
SELECTED INCOME STATEMENT DATA

Interest income ............................   $  8,622     $  8,346    $  7,876       $ 24,875       $ 22,550
Interest expense ...........................      2,889        3,227       3,189          9,175          9,425
Net interest income ........................      5,733        5,119       4,687         15,700         13,125
Provision for loan losses ..................        939          358         637          2,627          1,862
Noninterest income .........................      3,260        3,249       2,469          8,998          6,343
Noninterest expense ........................      5,356        5,400       4,771         15,540         13,549
Income tax expense .........................        890          883         589          2,169          1,273
Net income .................................      1,808        1,727       1,159          4,362          2,784

Earnings per common share (basic) ..........   $   0.65     $   0.62    $   0.42       $   1.57       $   1.01
Earnings per common share (diluted) ........   $   0.63     $   0.61    $   0.41       $   1.53       $   0.99

AVERAGE BALANCES

Assets .....................................   $683,787     $641,507    $544,944       $644,381       $512,125
Deposits ...................................    493,042      447,766     384,786        460,502        368,746
Loans ......................................    501,385      465,679     399,819        474,026        371,304
Stockholders' equity .......................     39,988       38,548      33,548         38,545         31,975

KEY RATIOS

Return on average assets (annualized) ......       1.06%        1.08%       0.85%         0.90%          0.72%
Return on average common equity (annualized)      18.09%       17.92%      13.82%        15.09%         11.61%
Net interest margin (TEY) ..................       3.66%        3.57%       3.75%         3.54%          3.76%
Efficiency ratio ...........................      59.56%       64.53%      66.60%        62.92%         69.55%

                                                                For the Quarter Ended            For the Nine Months Ended
                                                    -------------------------------------------------------------------------
                                                    September 30,   June 30,     September 30,  September 30,   September 30,
                                                        2003          2003           2002            2003             2002
                                                    -------------------------------------------------------------------------
(dollars in thousands, except share data)
ANALYSIS OF NONINTEREST INCOME

Merchant credit card fees, net of processing costs   $       784   $       658    $       688    $     1,779    $     1,762
Trust department fees ............................           550           581            514          1,692          1,678
Deposit service fees .............................           386           363            284          1,080            815
Gain on sales of loans, net ......................         1,162         1,214            713          3,332          1,472
Securities gains (losses), net ...................             1            (1)            --             --              7
Other ............................................           377           434            270          1,115            609
   Total noninterest income ......................         3,260         3,249          2,469          8,998          6,343

ANALYSIS OF NONINTEREST EXPENSE

Salaries and employee benefits ...................   $     3,294   $     3,201    $     2,866    $     9,380    $     8,170
Professional and data processing fees ............           506           530            396          1,466          1,022
Advertising and marketing ........................           179           205            140            532            457
Occupancy and equipment expense ..................           656           657            702          1,964          1,897
Stationery and supplies ..........................           111           114            117            336            357
Postage and telephone ............................           157           165            145            476            401
Other ............................................           453           528            405          1,386          1,245
   Total noninterest expenses ....................         5,356         5,400          4,771         15,540         13,549

WEIGHTED AVERAGE SHARES

Common shares outstanding (a) ....................     2,786,889     2,777,252      2,749,562      2,777,051      2,746,506
Incremental shares from assumed conversion:
    Options and Employee Stock Purchase Plan .....        80,963        66,454         64,624         69,377         64,828
Adjusted weighted average shares (b) .............     2,867,852     2,843,706      2,814,186      2,846,428      2,811,334

(a)  Denominator for Basic Earnings Per Share
(b)  Denominator for Diluted Earnings Per Share

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